EXHIBIT 21.1

List of GreenHunter Energy, Inc. Subsidiaries

GreenHunter Renewable Power, LLC, a Delaware limited liability company

GreenHunter Wind Energy, LLC, a Wyoming limited liability company

GreenHunter Mesquite Lake, LLC, a Delaware limited liability company

GreenHunter Water, LLC, a Texas limited liability company

Hunter Disposal, LLC, a Delaware limited liability company

Ritchie Hunter Water Disposal, LLC, a Delaware limited liability company

Hunter Hauling, LLC, a Texas limited liability company

White Top Oilfield Construction, LLC, a Texas limited liability company

Blackwater Services, LLC, a Texas limited liability company

Virco Realty, LLC, an Ohio limited liability company

Little Muskingum Drilling LLC, an Ohio limited liability company

Blue Water Energy Solutions, LLC, an Oklahoma limited liability company

GreenHunter Wheeling Barge, LLC, a West Virginia limited liability company